As filed with the Securities and Exchange Commission on March 18, 2015

Registration No. 333-133183

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HELIOS AND MATHESON ANALYTICS INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3169913
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Empire State Building, 350 5th Avenue New York, New York	10118
(Address of principal executive offices)	(Zip Code)

The A Consulting Team, Inc. 1997 Stock Option and Award Plan
(Full title of the plan)

Divya Ramachandran Helios and Matheson Analytics Inc. Empire State Building, 350 5th Avenue New York, New York 10118
(Name and address of agent for service)

(212) 979-8228
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

Helios and Matheson Analytics Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (file no. 333-133183) (the “Registration Statement”) to deregister shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that were covered by the Registration Statement for issuance under The A Consulting Team, Inc. Amended and Restated 1997 Stock Option and Award Plan (the “Plan”). The Registrant filed the Registration Statement, which registered 975,000 shares of Common Stock to be offered or sold under the Plan, with the Securities and Exchange Commission (the “Commission”) on April 10, 2006.

Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all the shares of Common Stock covered by the Registration Statement which remain unissued as of the date of this filing. Upon effectiveness hereof, no shares of Common Stock will remain registered under the Registration Statement for issuance under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on March 18, 2015.

Helios and Matheson Analytics Inc.

By:	/s/ Divya Ramachandran
Divya Ramachandran
Chief Executive Officer

By:	/s/ Umesh Ahuja
Umesh Ahuja
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Dated: March 18, 2015	/s/ Divya Ramachandran
Divya Ramachandran
Chief Executive Officer, Principal Executive Officer and Director

Dated: March 18, 2015	/s/ Umesh Ahuja
Umesha Ahuja
Chief Financial Officer, Principal Financial Officer

Dated: March 18, 2015	/s/ Srinivasaiyer Jambunathan
Srinivasaiyer Jambunathan
Director

Dated: March 18, 2015	/s/ Kishan Grama Ananthram
Kishan Grama Ananthram
Director

Dated: March 18, 2015	/s/ Viraj Patel
Viraj Patel
Director

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